EXHIBIT (d)(1)(b)

Amended and Restated Schedule A

to the Investment Advisory Agreement between

Calvert Management Series and Calvert Research and Management

Schedule A to the Investment Advisory Agreement dated March 1, 2021 between Calvert Management Series and Calvert Research and Management (the “Adviser”) is hereby amended and restated as follows:

Schedule A

As compensation pursuant to Section 2 of the Agreement, the Adviser is entitled to receive an annual investment advisory fee (the “Fee”) as shown below.

Calvert Emerging Markets Focused Growth Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	All Assets	0.75%

Calvert Flexible Bond Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	All Assets	0.35%

Calvert Floating-Rate Advantage Fund
	Average Daily Gross Assets for the Month	Annual Fee Rate
	Up to and including $1 billion	0.48%
	In excess of $1 billion	0.43%

Calvert Global Equity Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	Up to $500 million	0.680%
	$500 million but less than $1 billion	0.655%
	$1 billion but less than $2.5 billion	0.630%
	$2.5 billion but less than $5 billion	0.610%
	$5 billion and over	0.595%

Calvert Global Real Estate Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	All Assets	0.70%

Calvert Global Small-Cap Equity Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	Up to $500 million	0.750%
	$500 million but less than $1 billion	0.725%
	$1 billion but less than $2.5 billion	0.700%
	$2.5 billion but less than $5 billion	0.680%
	$5 billion and over	0.665%

Calvert Responsible Municipal Income Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	All Assets	0.35%

Calvert Small/Mid-Cap Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	Up to $500 million	0.505%
	$500 million but less than $1 billion	0.480%
	$1 billion but less than $2.5 billion	0.455%
	$2.5 billion but less than $5 billion	0.435%
	$5 billion and over	0.420%

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 11th day of December, 2023.

Calvert Management Series	Calvert Research and Management

/s/ Von M. Hughes	/s/ Victoria Eckstein
Name: Von M. Hughes	Name: Victoria Eckstein
Title: Vice President	Title: Vice President